UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007 (June 25, 2007).

SOLAR ENERTECH CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51717	98-0434357
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1600 Adams Drive, Menlo Park, California		94025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(650) 688-5800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements of a Related Audit Report or Completed Interim Review.

As previously disclosed on Current Reports on Form 8-K and Form 8-K/A filed on March 8, 2007 and March 22, 2007, respectively, Solar Enertech Corp. (the “Company”) issued an aggregate principal amount of $17,300,000 in 6% Series A and Series B convertible notes, at conversion prices of between $0.57 and $0.69 per share (collectively, the “Notes”), together with Series A and Series B common stock purchase warrants to acquire up to an aggregate of 28,825,325 shares of common stock at exercise prices of between $0.69 and $1.21 per share (the “March Financing”). In connection with the March Financing the Company also issued common stock purchase warrants to acquire up to 2,017,774 shares of common stock at exercise prices of between $0.57 and $0.69 per share as compensation to a certain NASD member firm acting as placement agent to the Company.

The principal outstanding balance of the Notes, together with all accrued and as yet unpaid interest thereon (the “Balance”), is due on or before March 2010, however, upon the occurrence of certain triggering events, as specified therein, the Notes provide the holders thereof with the right to require the Company to redeem all or a portion of the then outstanding Balance of the Notes (the “Redemption Rights”).

Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires all derivatives instruments, including certain derivative instruments embedded in other contracts, to be separately valued and recorded on a company’s balance sheet at fair value. Fair values for exchange-traded securities and derivative instruments are based on quoted market prices. Where market prices are not readily available, fair value is determined using market based pricing models incorporating readily observable market data and requiring judgments and estimates.

In September 2000, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, be designated as an equity instrument, asset or a liability. Pursuant to EITF 00-19, a contract designated as an asset or liability must be carried at fair value on a company’ balance sheet, with any changes in fair value recorded in a company’s results of operations.

The Company initially evaluated the Notes issued in the March Financing for derivative accounting consideration in accordance with SFAS 133 and EITF 00-19, and concluded that the basic conversion feature of the Notes did not result in an embedded derivative requiring separate accounting in the unaudited consolidated financial statements contained in the Company’s quarterly report on Form 10-QSB for the period ended March 31, 2007.

Following the filing of its quarterly report for the period ended March 31, 2007, and in conjunction with a subsequent evaluation of the convertible Notes issued in the March Financing, the Company concluded, on June 25, 2007, that the Redemption Rights in the Notes, by providing the holders of the Notes with the right to require the Company to redeem all or a portion of then outstanding Balance of the Notes upon the occurrence of certain triggering events, one of which was outside of the Company’s control, did result in an embedded derivative requiring separate accounting. As a result, the Company has determined that its unaudited consolidated financial statements for the quarterly period ended March 31, 2007 should no longer be relied upon, and the Company will revise its consolidated balance sheet and statement of operations for the three and six months ended March 31, 2007 to reflect a loss on derivative liabilities as a non-cash expense. The effect of the changes related to accounting for the issues described above on the Company’s statement of operations for each of the three and six month periods ended March 31, 2007 were an increase in net loss of $1,235,446. Basic loss attributable to common shareholders for the three months ended March 31, 2007 was $(0.02) per share and for the six months ended March 31, 2007 was $(0.03) per share. Loss per share was increased by $(0.01) per share for each of the three and six month periods ended March 31, 2007.

The Company’s independent registered public accounting firm, Malone & Bailey, PC’s (“M&B”), review of the unaudited consolidated financial statements for the Company’s quarterly period ended March 31, 2007 was completed on June 25, 2007, and, during the course thereof no intentional failure to separately account for the embedded derivative in the Notes was found. It has been determined that the failure to separately account for the embedded derivative in the Notes resulted primarily from insufficient initial review of accounting treatments on derivative instruments.

On June 28, 2007 the Company provided M&B with a copy of the disclosures made in this Current Report on Form 8-K and M&B has furnished the Company a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the statements pertaining to M&B made herein. A copy of M&B’s letter is annexed to this Current Report on Form 8-K as Exhibit 7.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

7.1	Letter from Malone & Bailey PC to the U.S. Securities and Exchange Commission, dated May 10, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2007
SOLAR ENERTECH CORP.

By: /s/ Leo Shi Young
Leo Shi Young
President & Chief Executive Officer